Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Asure Software, Inc. on Amendment No. 1 to Form S-3 (File No. 333-216075) of our report dated March 17, 2017, with respect to our audits of the special purpose carve-out financial statements of Corporate Payroll, Inc. – Payroll Division as of December 31, 2016 and 2015 and for the years then ended appearing in the Current Report on Form 8-K/A Amendment No. 1 of Asure Software, Inc. dated March 20, 2017. We also consent to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

 /s/ Marcum LLP

Marcum LLP
Irvine, California
March 31, 2017